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                                 LAW OFFICES OF

                             KELLER ROHRBACK L.L.P.

                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP

                                                                       EXHIBIT 8

                                December 2, 2005

Frontier Financial Corporation   NorthStar Financial Corporation
Frontier Bank                    NorthStar Bank
332 S.W. Everett Mall Way        5602 - 15th Avenue N.W.
P.O. Box 2215                    Seattle, WA 98107
Everett, WA 98203

     Re: BANK MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

     This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "merger") of NorthStar Financial Corporation ("NorthStar") into Frontier Financial Corporation ("Frontier") in exchange for the common stock of Frontier Financial Corporation. This opinion is delivered pursuant to section 6.1(F) of the merger agreement.

     We have acted as legal counsel to Frontier and Frontier Bank in connection with the merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

     A. The Agreement and Plan of mergers dated as of September 12, 2005, between Frontier, Frontier Bank, NorthStar and NorthStar Bank (the "merger agreement").

     B. Form S-4 registration statement of Frontier filed with the Securities and Exchange Commission on or about December 2, 2005.

     C. The proxy statement of NorthStar (included as part of the registration statement).

     D. Such other documents, instruments, records and information pertaining to the merger as we have deemed necessary for rendering our opinion.

     We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the merger will be effected in accordance with the terms of the merger agreement.

     In connection with the merger and pursuant to the merger agreement, each share of Frontier common stock outstanding on the effective date of the merger will be exchanged for 1.754 shares of Frontier common stock based on the exchange ratio set forth in the merger

           1201 THIRD AVENUE SUITE 3200 SEATTLE, WASHINGTON 98101-3052
                  TELEPHONE: (206) 623-1900 FAX: (206) 623-3384

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Frontier Financial Corporation and                        KELLER ROHRBACK L.L.P.
NorthStar Financial Corporation
December 2, 2005
Page 2


agreement. NorthStar shareholders who perfect their dissenter's rights under state law will be paid by Frontier the cash value for their NorthStar shares.

     The following opinion sets forth the material United States federal income tax consequences of the merger to holders of NorthStar common stock who are citizens of, reside in or are organized under the laws of the United States. This opinion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code ("Code"), the regulations of the Internal Revenue Service ("IRS") and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this opinion.

     This opinion assumes that the NorthStar shareholders hold their shares of NorthStar common stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to the NorthStar shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

     -    financial institutions, mutual funds or insurance companies;

     -    tax-exempt organizations;

     -    S corporations or other pass-through entities;

     - NorthStar shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code; or

     - NorthStar shareholders who received their NorthStar common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

     Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the merger agreement, it is our opinion that:

     A. TAX STATUS OF MERGER

     Reorganization. The merger will be treated as a reorganization under section 368(a)(1)(A) of the Code and Frontier, Frontier Bank, NorthStar Financial Corporation, and

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Frontier Financial Corporation and                        KELLER ROHRBACK L.L.P.
NorthStar Financial Corporation
December 2, 2005
Page 3


NorthStar Bank will each be a party to that reorganization within the meaning of section 368(b) of the Code.

     B. TAX CONSEQUENCES TO PARTIES/NORTHSTAR SHAREHOLDERS

     Provided the merger satisfies the condition in the foregoing paragraph that at least 50% of the total consideration for the merger is paid in Frontier common stock, it is further our opinion that the material federal income tax consequences of the merger will be:

     Parties. No gain or loss will be recognized by Frontier, Frontier Bank, NorthStar or NorthStar Bank as a result of the merger.

     Exchange Solely for Frontier Common Stock. A holder who exchanges all of his or her shares of NorthStar common stock solely for shares of Frontier common stock in the merger will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Frontier common stock (as discussed below). The aggregate adjusted tax basis of the shares of Frontier common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of NorthStar common stock surrendered for the Frontier common stock (reduced by the tax basis allocable to any fractional share of Frontier common stock for which cash is received), and the holding period of the Frontier common stock will include the period during which the shares of NorthStar common stock were held. If a holder has differing bases or holding periods in respect of his or her shares of NorthStar common stock, the holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Frontier common stock received in the exchange.

     Cash Received in Lieu of a Fractional Share. Cash received by a holder in lieu of a fractional share of Frontier common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the share of NorthStar common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of NorthStar common stock is more than one year.

     Dissenting Shareholders. Holders of NorthStar common stock who dissent with respect to the merger as discussed in "Dissenters' Rights" beginning on page ___ of the Proxy Statement Statement, and who receive cash in respect of their shares of NorthStar common stock will recognize capital gain equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

     Backup Withholding. Non-corporate shareholders of NorthStar may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

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Frontier Financial Corporation and                        KELLER ROHRBACK L.L.P.
NorthStar Financial Corporation
December 2, 2005
Page 4


     - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

     -    are otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided he or she furnishes the required information to the IRS.

     Reporting Requirements. Shareholders who receive Frontier common stock as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

     Frontier, Frontier Bank, NorthStar and NorthStar Bank have not and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

     THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO A NORTHSTAR SHAREHOLDER WILL DEPEND UPON THE FACTS OF HIS OR HER PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

     Our opinion is intended solely for the benefit of Frontier, Frontier Bank, NorthStar and NorthStar Bank, and their respective shareholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the reference to us in the certain Proxy Statement/Prospectus under the heading "THE MERGER - Certain Federal Income Tax Consequences." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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Frontier Financial Corporation and                        KELLER ROHRBACK L.L.P.
NorthStar Financial Corporation
December 2, 2005
Page 5


                                        Sincerely,

                                        /s/ Keller Rohrback L.L.P.
                                        ----------------------------------------
                                        KELLER ROHRBACK L.L.P.